Exhibit 99.1

Nucor Reports Results for Fourth Quarter and Year Ended 2016

CHARLOTTE, N.C., Jan. 31, 2017 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $159.6 million, or $0.50 per diluted share, for the fourth quarter of 2016 and $796.2 million, or $2.48 per diluted share, for fiscal 2016. In the fourth quarter of 2016, the Company changed its method of accounting for certain inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method which required retrospective application to prior period financial statements.

Comparative consolidated net earnings after the retrospective application of the change in accounting principle were $305.4 million, or $0.95 per diluted share, for the third quarter of 2016 and a net loss of $187.5 million or $0.59 per diluted share for the fourth quarter of 2015. Comparative consolidated net earnings after the retrospective application of the change in accounting principle were $80.7 million, or $0.25 per diluted share, for fiscal 2015.

Earnings (loss) before income taxes and noncontrolling interests presented after the retrospective application of the change in accounting principle by segment were as follows for the fourth quarter and full year 2016 and 2015 (in thousands):

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Steel mills	$ 321,270	$ (43,519)	$ 1,724,168	$ 629,256
Steel products	52,079	76,787	249,970	276,048
Raw materials	(18,881)	(161,160)	(95,121)	(283,938)
Corporate/eliminations	(99,428)	(67,151)	(580,358)	(379,500)
	$ 255,040	$ (195,043)	$ 1,298,659	$ 241,866

Included in the fourth quarter of 2016 results were the effects of a change in estimate related to the cost of certain inventories that resulted in a benefit of $77.6 million, or $0.16 per diluted share. Compensation costs in the fourth quarter of 2016 were $42.0 million ($0.09 per diluted share) higher than anticipated as a result of the effects of the change in accounting principle, the effects of the change in estimate, and slightly better than forecasted operating performance in December. Included in the third quarter of 2016 results were charges related to legal settlements of $33.7 million ($0.06 per diluted share) and a net benefit of $11.1 million ($0.02 per diluted share) related to fair value adjustments to assets in the corporate/eliminations segment. Included in the fourth quarter of 2015 results were impairment charges of $153.0 million ($0.47 per diluted share) related to our Duferdofin Nucor S.r.l. joint venture and an $84.1 million ($0.17 per diluted share) impairment charge on assets related to a blast furnace project that will not be utilized in the future.

Nucor's consolidated net sales decreased 8% to $3.96 billion in the fourth quarter of 2016 compared with $4.29 billion in the third quarter of 2016 and increased 14% compared with $3.46 billion in the fourth quarter of 2015. Average sales price per ton decreased 7% from the third quarter of 2016 and was consistent with the fourth quarter of 2015. Total tons shipped to outside customers were 5,815,000 tons in the fourth quarter of 2016, a 1% decrease from the third quarter of 2016 and an increase of 14% from the fourth quarter of 2015. Total fourth quarter steel mill shipments decreased 1% from the third quarter of 2016 and increased 16% from the fourth quarter of 2015. Fourth quarter downstream steel products shipments to outside customers decreased 11% from the third quarter of 2016 and remained consistent with the fourth quarter of 2015.

For fiscal 2016, Nucor's consolidated net sales decreased 1% to $16.21 billion, compared with $16.44 billion for fiscal 2015. Total tons shipped to outside customers in fiscal 2016 were 24,309,000, an increase of 7% from fiscal 2015, while average sales price per ton decreased 8%.

The average scrap and scrap substitute cost per ton used in the fourth quarter of 2016 was $236, a decrease of 6% from $252 in the third quarter of 2016 and an 8% increase from $219 in the fourth quarter of 2015. The average scrap and scrap substitute cost per ton used for the full year 2016 was $228, a 16% decrease from $270 in for the full year 2015.

Overall operating rates at our steel mills decreased to 74% in the fourth quarter of 2016 as compared to 76% in the third quarter of 2016 and increased compared to 68% in the fourth quarter of 2015. Steel mill operating rates for the full year 2016 increased to 80% as compared to 73% for the full year 2015. The utilization rates for the current and prior periods were revised during the fourth quarter of 2016 as a result of an updated analysis of our steel mill capacity.

Total steel mill energy costs in the fourth quarter of 2016 decreased approximately $1 per ton compared to the third quarter of 2016 and were comparable to the fourth quarter of 2015. Energy costs for the full year 2016 decreased $4 per ton from the full year 2015 due to improved productivity from increased production volumes and lower unit costs for electricity and natural gas.

Our liquidity position remains strong with $2.20 billion in cash and cash equivalents and short-term investments and an untapped $1.5 billion revolving credit facility that does not expire until April 2021.

In November, Nucor's board of directors declared a cash dividend of $0.3775 per share payable on February 10, 2017 to stockholders of record on December 30, 2016. This dividend is Nucor's 175th consecutive quarterly cash dividend, and it marks 44 consecutive years of an increased base dividend.

Nucor announced in December that it agreed to acquire Southland Tube, an independent manufacturer of hollow structural section (HSS) steel tubing, for $130 million, or approximately 8x average EBITDA over the 2011-2016 period. Southland Tube has one facility located in Birmingham, Alabama. With annual shipments of about 240,000 tons, Southland Tube has the third largest market share in HSS steel tubing. This acquisition is another step for Nucor to build a market leadership position in the HSS steel tubing market. The transaction closed on January 9, 2017.

Also in December, Nucor announced that it agreed to acquire Republic Conduit, a leading manufacturer of steel electrical conduit in North America, from Luxembourg-based Tenaris S.A. for approximately $335 million, or approximately 6x the average of its 2015 and projected 2016 EBITDA. Republic Conduit has two facilities located in Louisville, Kentucky, and Cedar Springs, Georgia. The transaction closed on January 20, 2017, and as a result, Nucor is a market leader in steel conduit.

The results of recent trade cases are having a positive impact as steel imports were down approximately 15% in 2016 compared to 2015. In mid-2016, affirmative final determinations were announced in three flat-rolled antidumping duty and countervailing duty cases involving corrosion-resistant, cold-rolled and hot-rolled steel products. These final determinations are an important step in returning fair trade to the U.S. flat-rolled steel market. In addition, the cut-to-length plate cases filed against twelve countries continue to progress through the trade case process. Affirmative final determinations have been announced on dumped steel from Brazil, South Africa, and Turkey, and earlier this month, the U.S. Department of Commerce announced its final determinations against China for illegally subsidizing and dumping plate. We expect all plate cases to conclude in the coming months. The Department of Commerce also announced the initiation of antidumping duty investigations of imports of steel concrete reinforcing bar from Japan, Taiwan, and Turkey, and a countervailing duty investigation of rebar imports from Turkey. We expect the rebar case to conclude in 2017.

Operating performance at the steel mills segment in the fourth quarter of 2016 decreased from the third quarter of 2016 due to lower margins in the steel mills segment, with the most significant impact at our sheet mills. The performance of the raw materials segment in the fourth quarter of 2016 declined compared to the third quarter of 2016 as it returned to a loss position due to lower pricing at our DRI facilities in the fourth quarter. We experienced decreased profitability for our steel products segment in the fourth quarter of 2016 as compared to the third quarter of 2016 due to end of year seasonality.

Earnings in the first quarter of 2017 are expected to increase compared to the fourth quarter of 2016. We believe full year 2017 profitability could significantly exceed the level achieved for 2016. Prices began to increase during the fourth quarter for our steel mills segment and we expect that trend to continue into the first quarter of 2017. We expect improved volume in the first quarter of 2017 as compared to the fourth quarter of 2016 for the steel mills segment, particularly at our sheet and plate mills. Scrap and other commodities prices increased through the end of 2016 and service center inventories remain low. Higher input costs and declining imports are now causing the market to find an improved and more sustainable level that we expect to benefit 2017. Due to purchase accounting charges that will be taken in the first quarter of 2017, we will not begin to experience the full financial benefit of our recent investments in tubular products until the second quarter of 2017. We expect decreased profitability for our steel products segment in the first quarter of 2017 as compared to the fourth quarter of 2016 due to typical seasonality. The raw materials segment is expected to return to profitability in the first quarter of 2017 as scrap prices increase and pricing improves at our DRI facilities as pig iron prices increase.

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (3) market demand for steel products; and (4) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2015 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's fourth quarter results on January 31, 2017 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2016	2015	Percentage Change	2016	2015	Percentage Change
Steel mills production	4,990	4,398	13%	21,282	19,294	10%
Steel mills total shipments	5,151	4,459	16%	21,941	19,860	10%

Sales tons to outside customers:
Steel mills	4,400	3,823	15%	18,846	17,006	11%
Joist	123	117	5%	445	427	4%
Deck	110	110	0%	442	401	10%
Cold finished	98	95	3%	426	449	-5%
Fabricated concrete
reinforcing steel	258	265	-3%	1,115	1,190	-6%
Other	826	697	19%	3,035	3,207	-5%
	5,815	5,107	14%	24,309	22,680	7%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,

	2016	2015*	2016	2015*

Net sales	$ 3,956,538	$ 3,456,713	$ 16,208,122	$ 16,439,276

Costs, expenses and other:
Cost of products sold	3,513,112	3,288,618	14,182,215	15,325,386
Marketing, administrative and other expenses	156,082	89,197	596,761	458,989
Equity in earnings of
unconsolidated affiliates	(8,525)	(4,779)	(38,757)	(5,329)
Impairments and losses on assets	-	237,133	-	244,833
Interest expense, net	40,829	41,587	169,244	173,531
	3,701,498	3,651,756	14,909,463	16,197,410
Earnings (loss) before income taxes and
noncontrolling interests	255,040	(195,043)	1,298,659	241,866
Provision for income taxes	79,855	(39,937)	398,243	48,836
Net earnings (loss)	175,185	(155,106)	900,416	193,030
Earnings attributable to
noncontrolling interests	15,546	32,375	104,145	112,306
Net earnings (loss) attributable to
Nucor stockholders	$ 159,639	$ (187,481)	$ 796,271	$ 80,724

Net earnings (loss) per share:
Basic	$0.50	($0.59)	$2.48	$0.25
Diluted	$0.50	($0.59)	$2.48	$0.25

Average shares outstanding:
Basic	319,921	320,629	319,563	320,565
Diluted	320,396	320,629	319,822	320,679

* - The Company changed its method of accounting for inventory from LIFO to FIFO for all businesses using LIFO. This change is reflected for the periods presented.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec. 31, 2016	Dec. 31, 2015*
ASSETS
Current assets:
Cash and cash equivalents	$ 2,045,961	$ 1,939,469
Short-term investments	150,000	100,000
Accounts receivable, net	1,631,676	1,383,823
Inventories, net	2,479,958	2,245,469
Other current assets	198,798	185,644

Total current assets	6,506,393	5,854,405

Property, plant and equipment, net	5,078,650	4,891,153

Goodwill	2,052,728	2,011,278

Other intangible assets, net	866,835	770,672

Other assets	718,912	799,461

Total assets	$ 15,223,518	$ 14,326,969

LIABILITIES
Current liabilities:
Short-term debt	$ 17,959	$ 51,315
Long-term debt due within one year	600,000	-
Accounts payable	838,109	566,527
Salaries, wages and related accruals	428,829	289,004
Accrued expenses and other current liabilities	505,069	478,327

Total current liabilities	2,389,966	1,385,173

Long-term debt due after one year	3,739,141	4,337,145

Deferred credits and other liabilities	839,703	754,774

Total liabilities	6,968,810	6,477,092

EQUITY
Nucor stockholders' equity:
Common stock	151,734	151,426
Additional paid-in capital	1,974,672	1,918,970
Retained earnings	7,630,916	7,316,910
Accumulated other comprehensive loss,
net of income taxes	(317,843)	(351,362)
Treasury stock	(1,559,614)	(1,558,128)
Total Nucor stockholders' equity	7,879,865	7,477,816

Noncontrolling interests	374,843	372,061

Total equity	8,254,708	7,849,877

Total liabilities and equity	$ 15,223,518	$ 14,326,969

* - The Company changed its method of accounting for inventory from LIFO to FIFO for all businesses using LIFO. This change is reflected for the periods presented.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Twelve Months (52 Weeks) Ended

	Dec. 31, 2016	Dec. 31, 2015*

Operating activities:
Net earnings	$ 900,416	$ 193,030
Adjustments:
Depreciation	613,192	625,757
Amortization	73,862	74,260
Stock-based compensation	56,511	45,794
Deferred income taxes	70,777	(246,836)
Distributions from affiliates	40,602	15,132
Equity in earnings of unconsolidated affiliates	(38,757)	(5,329)
Impairments and losses on assets	-	244,833
Changes in assets and liabilities (exclusive of
acquisitions and dispositions):
Accounts receivable	(208,984)	655,489
Inventories	(132,639)	1,061,202
Accounts payable	228,036	(438,788)
Federal income taxes	3,555	62,656
Salaries, wages and related accruals	133,544	(56,267)
Other operating activities	(2,582)	(73,890)

Cash provided by operating activities	1,737,533	2,157,043

Investing activities:
Capital expenditures	(604,840)	(374,123)
Investment in and advances to affiliates	(63,167)	(80,409)
Divestiture of affiliates	135,000	-
Disposition of plant and equipment	18,571	29,390
Acquisitions (net of cash acquired)	(474,788)	(19,089)
Purchases of investments	(650,000)	(111,927)
Proceeds from the sale of investments	600,000	111,452
Other investing activities	14,106	3,010

Cash used in investing activities	(1,025,118)	(441,696)

Financing activities:
Net change in short-term debt	(33,360)	(155,816)
Repayment of long-term debt	-	(16,300)
Issuance of common stock	15,751	424
Excess tax benefits from stock-based compensation	2,784	2,000
Distributions to noncontrolling interests	(99,588)	(71,938)
Cash dividends	(481,083)	(479,432)
Acquisition of treasury stock	(5,173)	(66,505)
Other financing activities	(13,297)	(2,184)

Cash used in financing activities	(613,966)	(789,751)

Effect of exchange rate changes on cash	8,043	(10,271)

Increase in cash and cash equivalents	106,492	915,325

Cash and cash equivalents - beginning of year	1,939,469	1,024,144

Cash and cash equivalents - end of year	$ 2,045,961	$ 1,939,469

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ 12,837	$ (9,355)

* - The Company changed its method of accounting for inventory from LIFO to FIFO for all businesses using LIFO. This change is reflected for the periods presented.

CONTACT: For Investor/Analyst Inquiries: Gregg Lucas 704-972-1841, For Media Inquiries: Katherine Miller 704-353-9015